Exhibit 10.10(a)

[Form of Director Supplemental Retirement Agreement]

DIRECTOR SUPPLEMENTAL RETIREMENT AGREEMENT

THIS AGREEMENT is made and entered into this           day of                      ,          , by and between NetBank, a bank organized and existing under the laws of the State of Georgia (hereinafter referred to as the “Bank”), and                            , a Director of the Bank (hereinafter referred to as the “Director”).

WHEREAS, the Director is now serving on the Board of Directors of the Bank and has for many years faithfully served the Bank.  It is the consensus of the Board of Directors of the Bank (hereinafter referred to as the “Board”) that the Director’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity.  The Board further believes that the Director’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Director’s continued services so essential to the Bank’s future growth and profits, that it would suffer severe financial loss should the Director terminate his or her services; and

WHEREAS, it is the desire of the Bank and the Director to enter into this Agreement under which the Bank will agree to make certain payments to the Director upon the Director’s retirement or to the Director’s beneficiary(ies) in the event of the Director’s death pursuant to this Agreement; and

WHEREAS, it is the intent of the parties hereto that this Agreement constitute an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, with such obligations of the Bank payable from its general assets;

NOW THEREFORE, in consideration of services the Director has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Director agree as follows:

I.                                         DEFINITIONS

A.                                   Effective Date:

The Effective Date of this Agreement shall be December 31,          .

B.                                     Benefit Year:

Any reference to the “Benefit Year” shall mean a calendar year from January 1 to December 31st.  In the year of implementation, the term “Benefit Year” shall mean the period from the Effective Date to December 31st of the year of the Effective Date.

C.                                     Retirement Date:

Retirement Date shall mean retirement from service with the Bank that becomes effective on the first day of the calendar month following the month in which the Director reaches Normal Retirement Age (Subparagraph I [I]) or such later date as the Director may actually retire.

D.                                    Termination of Service:

Termination of Service shall mean the Director’s voluntary resignation of service by the Director or the Bank’s discharge of the Director without Cause (as defined below), prior to age sixty (60).

E.                                      Index Retirement Benefit:

The Index Retirement Benefit for the Director for each Benefit Year shall be equal to the excess (if any) of the Index (Subparagraph I[F]) for that Benefit Year over the Opportunity Cost (Subparagraph I[G]) for that Benefit Year, divided by a factor equal to 1.03 minus the Bank’s federal and state marginal tax rate.

F.                                      Index:

The Index for any Benefit Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinafter as defined by FASB Technical Bulletin 85-4.  This Index shall be applied as if such insurance contract(s) were purchased on the Effective Date.

Insurance Company:	Jefferson Pilot Life Insurance Company
Policy Form:	Flexible Premium Adjustable Life
Policy Name:	Executive Security Plan VII
Insured’s Age and Sex:
Riders:	None
Ratings:	None
Option:	Level
Face Amount:	$
Premiums Paid:	$
Number of Premium Payments:	Single
Assumed Purchase Date:	December 31,
Insurance Company:	Union Central Life Insurance Company
Policy Form:	Universal Life Insurance
Policy Name:	COLI UL
Insured’s Age and Sex:	,
Riders:	None

Ratings:	None
Option:	Level
Face Amount:	$
Premiums Paid:	$
Number of Premium Payments:	Single
Assumed Purchase Date:	December 31,

If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates they were actually purchased shall be used in calculations under this Agreement.  If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above-described policies were purchased or had not subsequently surrendered or lapsed.  Said illustration shall be received from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.

In either case, references to the life insurance contracts are merely for purposes of calculating a benefit.  The Bank has no obligation to purchase such life insurance and, if purchased, the Director and the Director’s beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured creditor of the Bank.

G.                                     Opportunity Cost:

The Opportunity Cost for any Benefit Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of “Index” plus the amount of any after-tax benefits paid to the Director pursuant to this Agreement (Paragraph II hereinafter) plus the amount of all previous Benefit Years’ after-tax Opportunity Cost, and multiplying that sum by the annual averaged after-tax yield of a one-year constant maturity Treasury instrument as reported by the FDIC on December 31st of the Benefit Year.

H.                                    Change of Control:

Change of Control shall mean any transaction consummated after the Effective Date wherein fifty percent (50%) of the shares of the Bank or NetBank, Inc., plus at least one additional share, are directly or indirectly transferred by sale, gift, merger, exchange or any other means to new owners other than any entity which controls, is controlled by, or is under common control with, such person or entity transferring such shares or if a majority of the members of the Board or the Board of Directors of NetBank, Inc. are replaced within a twelve (12) month period.

I.                                         Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Director attains age sixty-five (65).

J.                                        Accrued Liability Retirement Account:

The Accrued Liability Retirement Account shall be a bookkeeping account established by the Bank which account shall reflect the accrued liability of the Bank for the benefits provided herein as determined using the regulatory accounting principles of the Bank’s primary federal regulator.  The Accrued Liability Retirement Account shall be adjusted no less frequently than monthly.

K.                                    Projected Mortality Age:

The Director’s Projected Mortality Age is               (         ).

L.                                      Early Retirement Date:

Early Retirement Date shall mean a retirement from service which is effective prior to the Normal Retirement Age stated herein, provided the Director has attained age sixty (60).

II.                                     INDEX BENEFITS

A.                                   Retirement Benefits:

Subject to Subparagraph II (D) hereinafter, a Director who remains in the service of the Bank until his Retirement Date (Subparagraph I [C]) shall be entitled to receive an annual benefit amount equal to the amount set forth in Exhibit A-1 opposite the applicable age of the Director on his Retirement Date.  Said payments shall commence thirty (30) days following the Director’s Retirement Date and shall be made annually thereafter on or as soon as practicable after each anniversary of such Retirement Date through the Benefit Year in which the Director attains the Projected Mortality Age.  If the Director shall retire after the Director’s Normal Retirement Age (Subparagraph I [I]), then any fixed benefits set forth in Exhibit A-1 from the Director’s Normal Retirement Age to the age of the Director’s retirement shall be paid to the Director in equal installments, in conjunction with the fixed benefits payments set forth herein, until the Director’s Projected Mortality Age.  For example, if the Director retires at age seventy (70) and the Director’s Normal Retirement Age is sixty-five (65) and the Director’s Projected Mortality Age is eighty (80), and the Director would have received Two Hundred Thousand and 00/100ths Dollars ($200,000.00) of fixed benefit payments in accordance to Exhibit A-1 from age sixty-five (65) to age sixty-nine (69), then the Director shall receive an additional Twenty Thousand and 00/100ths Dollars ($20,000.00) ($200,000.00 ÷ 10) each year until the Director attains Projected Mortality Age.  Upon completion of the aforestated payments and in conjunction with the completion of said payments and subject to Subparagraph II (A)(i) hereinbelow, the Index Retirement Benefit (Subparagraph I [E]) for each Benefit Year subsequent to the Benefit Year in which the Director attains his Projected Mortality Age, and including a pro-rated portion for the remaining portion of the Benefit Year in which the Director attains his Projected Mortality Age, shall be paid to the Director until the Director’s death.

(i)                                     The Index Retirement Benefit Adjustment:

The Index Retirement Benefit payment as set forth hereinabove for the Benefit Years commencing after the Director attains his Projected Mortality Age shall be adjusted according to a number equal to the aggregate of the Index Retirement Benefit (Subparagraph I [E]) for each Benefit Year from the Effective Date until the Benefit Year the Director attains his Projected Mortality Age over the aggregate of the benefit payments the Director actually received under the terms of this Agreement through the Benefit Year the Director attains his Projected Mortality Age.  A positive adjustment shall be spread equally over the first three (3) Benefit Years commencing immediately after the Director attains his Projected Mortality Age.  For example, if the Director retires at age sixty-five (65) and the aggregate annual benefits received by the Director through the Benefit Year the Director attains his Projected Mortality Age were $900,000.00, and the aggregate Index Retirement Benefits for each Benefit Year from the Effective Date to the Benefit Year the Director attains his Projected Mortality Age were $1,000,000.00, then the Director’s Index Retirement Benefit in such first three (3) Benefit Years would be increased by $33,333.33 ($100,000.00 ÷ 3).  If said number is a deficit, then the Index Retirement Benefit for the Benefit Year in which the Director attains his Projected Mortality Age and each subsequent Benefit Year’s Index Retirement Benefit (if necessary) shall be reduced until the entire deficit has been recovered by the Bank.  For each Benefit Year thereafter, the Index Retirement Benefit payment shall be paid as set forth in Subparagraph II (A).  For example, if the Director retires at age sixty-five (65) and the aggregate annual benefits to be received by the Director until the Benefit Year the Director attains his Projected Mortality Age were $1,000,000.00, and the aggregate Index Retirement Benefits for each Benefit Year from the Effective Date to the Benefit Year in which the Director attains his Projected Mortality Age were $900,000.00 and the Director’s Index Retirement Benefit was $90,000.00 in such first Benefit Year, then the Director would not receive any Index Retirement Benefit in the such first Benefit Year, and the immediately subsequent Benefit Year’s Index Retirement Benefit would be reduced by $10,000.00.

B.                                     Termination of Service:

Subject to Subparagraph II (D), should a Director suffer a Termination of Service, the Director shall be entitled to receive a percentage of the annual benefit set forth in Exhibit A-1 as determined in accordance with the table below.  Said payments shall commence thirty (30) days following the Director’s Normal Retirement Age and shall be made annually thereafter on or as soon as practicable after each anniversary of the Director’s Normal Retirement Age through the Benefit Year in which the Director attains his Projected Mortality Age.  Upon completion of the aforestated payments and in conjunction with the completion of said payments and subject to Subparagraph II (A)(i) hereinabove taking into consideration the Director’s vested percentage, a percentage of the Index Retirement Benefit for each Benefit Year subsequent to the Benefit Year in which the Director attains his Projected Mortality Age, and including a pro-rated portion for the remaining Benefit Year in which the Director attains his Projected Mortality Age, shall be paid to the Director upon the Director’s death as determined in accordance with the table below.

Number of Full Years of Service from the Date of First Appointment	Vested Percentage (to a maximum of 100%)

1-5	20% per year

C.                                 Death:

If the Director dies while there is a balance in the Director’s Accrued Liability Retirement Account, then the unpaid balance shall be paid in a lump sum to the individual or individuals designated in writing by the Director and filed with the Bank.  In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in a lump sum to the personal representative of the Director’s estate.  If, upon death, the Director shall have received the total balance of the Director’s Accrued Liability Retirement Account, then no further benefits shall be due under this Agreement.

D.                                    Discharge for Cause:

Should the Director be discharged for Cause at any time, all benefits under this Agreement shall be forfeited.  The term “Cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit.  If a dispute arises as to discharge for “Cause,” such dispute shall be resolved by arbitration as set forth in this Agreement.

E.                                      Disability Benefit:

In the event the Director becomes disabled prior to any Termination of Service so as to be unable to perform substantially the duties of his position, and the Director’s service on the Board is terminated because of such disability, the Director shall receive one hundred percent (100%) of the balance of the Director’s Accrued Liability Retirement Account on the date of said disability.  Such account shall be paid to the Director in a lump sum thirty (30) days following said termination due to disability. If, upon disability, the Director shall have received the total balance of the Director’s Accrued Liability Retirement Account, then no further benefits shall be due under this Agreement. If there is a dispute regarding whether the Director is disabled, such dispute shall be resolved by a physician selected by the Bank and such resolution shall be binding upon all parties to this Agreement.

F.                                      Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

G.                                     Early Retirement:

Subject to Subparagraph II (D), should the Director elect to retire on an Early Retirement Date or be discharged without cause by the Bank subsequent to the Early Retirement Date [Subparagraph I (L)], the Director shall be entitled to receive the balance in the Accrued Liability Retirement Account on the date of said termination divided by the number of years from the Early Retirement Date to the Projected Mortality Age paid in annual installments as set forth herein until the Projected Mortality Age. Said payments shall commence thirty (30) days following the Director’s Early Retirement Date and shall be made annually thereafter as soon as practicable after each anniversary of such Early Retirement Date through the Benefit Year in which the Director attains his Projected Mortality Age.  Upon completion of the aforestated payments and in conjunction with the completion of said payments, the Index Retirement Benefit shall be paid to the Director as set forth in Subparagraph II (A) hereinabove and subject to the same terms and conditions therein and shall be paid until the Director’s death.

III.                                 RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement.  The Director, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature and method of such funding.  Should the Bank elect to fund its obligations under this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part.  At no time shall any Director be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IV.                                CHANGE OF CONTROL

Upon a Change of Control (Subparagraph I [H]), if the Director subsequently suffers a Termination of Service (Subparagraph I [D]), except for Cause, then the Director shall receive the benefits promised under this Agreement upon attaining Normal Retirement Age, as if the Director had been continuously serving the Bank until the Director’s Normal Retirement Age.  The Director will also remain eligible for all promised death benefits under this Agreement.  In addition, no sale, merger, or consolidation of the Bank shall take plate unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

V.                                    MISCELLANEOUS

A.                                   Alienability and Assignment Prohibition:

Neither the Director, nor the Director’s surviving spouse, nor any other beneficiary(ies) under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or the Director’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.                                     Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement.  The terms of this Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.                                     Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Director, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

D.                                    Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.                                      Effect on Other Bank Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.                                      Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.                                     Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Georgia.

H.                                    12 U.S.C. § 1828(k):

Any payments made to the Director pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.                                         Partial Invalidity:

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

J.                                        Service:

No provision of this Agreement shall be deemed to restrict or limit any existing service agreement by and between the Bank and the Director, nor shall any conditions herein create specific service rights to the Director nor limit the right of the Bank to discharge the Director with or without Cause.  In a similar fashion, no provision shall limit the Director’s rights to voluntarily sever the Director’s service at any time.

VI.                                ADMINISTRATION

A.                                   Administrator:

The “Administrator” of this Agreement shall be NetBank, until its resignation or removal by the Board.  As Administrator, the Bank shall be responsible for the management, control and administration of the terms of this Agreement.  The Administrator may delegate to others certain aspects of the management and operation responsibilities under this Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.                                     Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Director (or to the Director’s beneficiary(ies) in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above within sixty (60) days from the date payments are refused.  The Administrator shall review the written claim and if the claim is denied, in whole or in part, the Administrator shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim.  Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.  A claim shall be deemed denied if the Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Administrator in writing within sixty (60) days of the first claim denial.  Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments it may feel appropriate.  In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.  This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration.  The arbitrator shall be selected by mutual agreement of the Bank and the claimants.  The arbitrator shall operate under any generally recognized set of arbitration rules.  The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.  Judgment upon any arbitration award may be entered by any court having jurisdiction.

Where a dispute arises as to the Bank’s discharge of the Director for “Cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

VII.                            TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form.  If any said assumptions should change and said change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly.  Upon a Change of Control (Subparagraph I [H]), this paragraph shall become null and void effective immediately upon said Change of Control.

VIII.                        DEFERRAL BENEFITS

A.                                   Deferral Election:

Any Director wishing to defer any portion or all of the Director’s compensation for services rendered after the Effective Date may elect to defer up to one-hundred percent (100%) of said compensation each Benefit Year for a maximum of five (5) Benefit Years.  At the end of the five-year period, the Board shall have the option of extending the deferral period for any amount of time it shall deem to be appropriate.  The Director will make the election to defer by filing with the Bank a written statement setting forth the amount of the deferrals and the Director’s election of payment as set forth in Subparagraph VIII (C) hereinafter.  This statement must be filed prior to having earned the deferred income.

B.                                     Deferred Compensation Account:

The Bank shall establish a Deferred Compensation Account in the name of the Director and credit that account with the deferrals.  The Bank shall also credit interest to the Deferred Compensation Account balance on December 31st of each Benefit Year.  The interest rate credited shall be one hundred and twenty five percent (125%) of the yield of a one-year Treasury bill as of the crediting date.

C.                                     Retirement, Termination of Service or Death:

Upon the Director’s Retirement Date, Early Retirement Date or Termination of Service (Subparagraphs I [C], [L] and [D] hereinabove), the balance of the Director’s Deferred Compensation Account shall be payable as elected by the Director at least one (1) year prior to receiving said benefit payable to the Director thirty (30) days following said event.  If the Director fails to make said payment election, then the Director shall be paid in ten (10) equal annual installments as set forth herein.  Should the Director die while there is a balance in the Director’s Deferred Compensation Account, such balance shall be paid pursuant to Subparagraph VIII (C) hereinabove.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that upon execution, each has received a conforming copy.

NETBANK
Alpharetta, Georgia

By:
Witness	Title

Witness	[Name of Director]

BENEFICIARY DESIGNATION FORM

FOR THE DIRECTOR SUPPLEMENTAL

RETIREMENT AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Director Supplemental Retirement Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

[Name of Director]	Date

EXHIBIT “A-1”

End of Year Age:

Benefit Amount

[Name of Director]	65
66
67
68
69
70
71
72
73
74
75

DEFERRAL DECLARATION

I.                                         AUTHORIZATION AND AMOUNT OF DEFERRAL

The undersigned [Name of Director], a Director on the Board of NetBank hereby elects to defer                  ($ or percent) of the Director’s income for the Benefit Year commencing                            and all subsequent Benefit Years thereafter pursuant to the Director Supplemental Retirement Agreement unless modified by the Director accordingly.  The undersigned is a party to the above-referenced agreement.

II.                                     DISTRIBUTION ELECTION

Pursuant to the provisions of my Director Supplemental Retirement Agreement with NetBank, I hereby elect to have any distribution of the balance in my Deferred Compensation Account paid to me in installments as designated below:

Lump sum.

Five (5) annual installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Deferred Compensation Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Deferred Compensation Account.

Ten (10) annual installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Deferred Compensation Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Deferred Compensation Account.

Fifteen (15) annual installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Deferred Compensation Account by the number of installments then remaining to paid, with the final installment to be the entire remaining balance in the Deferred Compensation Account.

The aforestated length of time for payments in monthly installments.

Date:	[Name of Director]: